EXHIBIT 2.1

Press Release

     (Des Plaines, Illinois). CoVest Bancshares, Inc. (Nasdaq: COVB) announced today that it has cancelled its special stockholders’ meeting scheduled for March 17, 2003, to approve the proposed acquisition of CoVest by Midwest Banc Holdings, Inc. (Nasdaq: MBHI). CoVest said that it has been informed by Midwest that the bank regulatory agencies have advised Midwest that they will be delaying the processing of Midwest’s applications to acquire CoVest until the completion of the regularly scheduled examination of Midwest Bank which began this week. In light of such delay, CoVest said that its board of directors has decided to defer stockholder consideration of the proposed transaction pending Midwest’s receipt of regulatory approvals or evidence that they will be forthcoming.

This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements” and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.